Exhibit 99.1

Famous Dave’s of America, Inc. Reports Results for Second Quarter of Fiscal 2019

MINNEAPOLIS, August 12, 2019 – Famous Dave's of America, Inc. (NASDAQ: DAVE), an innovating owner and operator of barbeque restaurants, globally, today reported financial results for the second fiscal quarter ended June  30, 2019.

Second Quarter 2019 Highlights:

•	Company-owned same store net sales decreased 0.8%, driven by traffic decreases in Dine-In, partially offset by a 6.8% increase in To-Go same store net sales.
•	Domestic franchise-operated same store net sales increased 0.7% year-over-year. Franchise-operated system, including international units, increased by 0.5%.
•	Reacquired eight Famous Dave’s franchise stores at attractive valuations, which are slated for upgrades and relaunches.
•	Generated over $800,000 in operating cash flow.
•	Launched 2,300 square foot small-footprint restaurant in Tucson, Arizona through a Famous Dave’s franchisee.
•	Approximately 102,000 downloads of loyalty app since it was launched in December 2018.

Highlights Subsequent to the Second Quarter 2019:

•	Reacquired five restaurants in Arizona and Kentucky from franchisees.
•	Announced agreement with Beyond Meat to add innovative and delicious non-meat items to the Famous Dave’s menu.

Executive Comments

Jeff Crivello, CEO, commented, “For the second time since 2011,  our franchise community posted positive same store net sales, driven by a 0.7% increase from domestic franchisees, partially offset by a 5.8% decline from our international community.  During the first half of fiscal 2019, we have reinvested approximately $5.7 million into our system, including repurchasing franchise restaurants, and refreshes of company owned restaurants.    In addition, we refinanced our credit facility in preparation of our growth initiatives.  We have also begun the process to open new, small footprint restaurants in select markets.”

Key Operating Metrics

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Restaurant count:
Franchise-operated	107	135	107	135
Company-owned	29	15	29	15
Total	136	150	136	150
Same store net restaurant sales %:
Franchise-operated, domestic	0.7%	(1.4)%	0.6%	(1.4)%
Franchise-operated, international(1)	(5.8)%	(17.8)%	(14.8)%	(9.3)%
Franchise-operated total	0.5%	(2.0)%	0.2%	(1.5)%
Company-owned	(0.8)%	1.2%	1.0%	3.2%
Total	0.4%	(1.6)%	0.3%	(1.0)%

(in thousands, expect per share data)

System-wide restaurant sales(2)	$90,647	$97,262	$173,386	$184,429

Net income	$1,040	$1,392	$1,122	$2,390
Adjusted net income(3)	1,439	1,701	2,060	2,653

Net income, per diluted share	$0.11	$0.16	$0.12	$0.29
Adjusted net income, per diluted share(3)	0.16	0.19	0.22	0.33

Adjusted EBITDA(3)	$2,446	$2,700	$3,477	$4,494

(1)	International franchise comparable sales declines are primarily related to Puerto Rico, which is still yet to recover from the effects of recent hurricanes.
(2)

System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.

(3)

Adjusted net income (loss) from continuing operations and adjusted EBITDA are non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables.  See “Non-GAAP Reconciliation.”

Second Quarter 2019 Review

Total revenue for the second quarter of 2019 was $21.1 million, up 45.3% from the second quarter of 2018. The increase in year-over-year restaurant sales, net for the three months ended June 30, 2019 was driven primarily by the acquisition of Famous Dave’s stores in Colorado, Michigan, Ohio, Wisconsin, Indiana and Iowa and a 0.5% increase in franchise-operated same store net sales.

On a weighted basis, same store net sales for our To-Go line of business increased 2.2% in the second quarter of fiscal 2019 as compared to the prior year period, partially offset by a decline in Dine In and Catering lines of business of 2.7% and 0.3%, respectively. During the second quarter of fiscal 2019, Dine In represented approximately 51% of our total restaurant sales, net, while To Go and Catering represented 36% and 13% of restaurant sales, net, respectively.

Restaurant-level operating margin, as a percentage of restaurant sales, net, for Company-owned restaurants was 3.4% compared to 6.0% in the second quarter of fiscal 2018. This decline in restaurant-level operating margin was primarily a result of acquisitions of new stores in 2019, which we believe will stabilize over the remainder of fiscal 2019.

General and administrative expenses for the three months ended June  30, 2019 and July 1, 2018 represented approximately 11.3% and 14.5% of total revenues, respectively. The increase to general and administrative expenses primarily related to acquisition costs incurred related to our completed and pending acquisitions.

Net income was approximately $1.0 million, or $0.11 per share, in the second quarter of fiscal 2019 compared to net income of approximately $1.4 million, or $0.16 per share, in the second quarter of fiscal 2018.  Adjusted net income, a non-GAAP measure, was approximately $1.4 million, or $0.16 per share, compared to adjusted net income of approximately $1.7 million, or $0.19 per share, in the second quarter of fiscal 2018. A reconciliation between adjusted net income and its most directly comparable GAAP measure is included in the accompanying financial tables.

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of August 12, 2019, the Company owns 33 locations and franchises an additional 101 restaurants in 33 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net income (loss) is net income (loss), plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs, and the related tax impact. This number is divided by the weighted-average number of diluted shares of common stock outstanding during each period presented to arrive at adjusted net income (loss), per share. Adjusted EBITDA is net income (loss),  plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings, the timing of refreshes and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:Jeff Crivello – Chief Executive Officer
952-294-1300

Darrow Associates, Inc.
Peter Seltzberg – Managing Director
516-419-9915
pseltzberg@darrowir.com

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Revenue:
Restaurant sales, net	$16,898	$9,955	$27,212	$18,668
Franchise royalty and fee revenue	3,447	3,753	6,651	7,161
Franchisee national advertising fund contributions	471	529	880	998
Licensing and other revenue	312	301	578	555
Total revenue	21,128	14,538	35,321	27,382

Costs and expenses:
Food and beverage costs	5,325	3,099	8,685	5,816
Labor and benefits costs	5,819	3,361	9,776	6,557
Operating expenses	5,187	2,894	8,356	5,735
Depreciation and amortization expenses	515	309	779	702
General and administrative expenses	2,377	2,111	4,894	3,985
National advertising fund expenses	471	529	880	998
Asset impairment, estimated lease termination charges and other closing costs, net	97	216	504	112
Net (gain) loss on disposal of property	(140)	30	(146)	29
Total costs and expenses	19,651	12,549	33,728	23,934

Income from operations	1,477	1,989	1,593	3,448

Other income (expense):
Interest expense	(288)	(197)	(359)	(342)
Interest income	33	20	87	25
Total other expense	(255)	(177)	(272)	(317)

Income before income taxes	1,222	1,812	1,321	3,131

Income tax expense	(182)	(420)	(199)	(741)

Net income	$1,040	$1,392	$1,122	$2,390

Basic net income per share	$0.11	$0.16	$0.12	$0.29
Diluted net income per share	$0.11	$0.16	$0.12	$0.29
Weighted average shares outstanding - basic	9,093	8,809	9,089	8,108
Weighted average shares outstanding - diluted	9,278	8,835	9,191	8,131

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Food and beverage costs(1)	31.5%	31.1%	31.9%	31.2%
Labor and benefits costs(1)	34.4%	33.8%	35.9%	35.1%
Operating expenses(1)	30.7%	29.1%	30.7%	30.7%
Restaurant level operating margin(1)(3)	3.4%	6.0%	1.5%	3.0%
Depreciation and amortization expenses(2)	2.4%	2.1%	2.2%	2.6%
General and administrative expenses(2)	11.3%	14.5%	13.9%	14.6%
Income from operations(2)	7.0%	13.7%	4.5%	12.6%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share data)

(unaudited)

ASSETS
Current assets:	June 30, 2019	December 30, 2018
Cash and cash equivalents	$8,220	$11,598
Restricted cash	800	842
Accounts receivable, net of allowance for doubtful accounts of $87,000 and $192,000, respectively	4,470	4,300
Inventories	1,250	722
Prepaid income taxes and income taxes receivable	379	377
Prepaid expenses and other current assets	1,238	1,363
Assets held for sale	2,842	—
Total current assets	19,199	19,202

Property, equipment and leasehold improvements, net	10,468	10,385

Other assets:
Operating lease right-of-use assets	24,745	—
Goodwill	435	61
Intangible assets, net	3,488	1,428
Deferred tax asset, net	5,753	5,747
Other assets	1,699	1,533
	$65,787	$38,356

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,114	$3,765
Current portion of lease liabilities	3,294	—
Current portion of long-term debt and financing lease obligations	166	1,369
Accrued compensation and benefits	1,685	808
Other current liabilities	3,461	2,970
Total current liabilities	12,720	8,912

Long-term liabilities:
Lease liabilities, less current portion	23,932	—
Long-term debt, less current portion	2,404	2,411
Other liabilities	2,869	4,492
Total liabilities	41,925	15,815

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 9,274 and 9,085 shares issued and outstanding at June 30, 2019 and December 30, 2018, respectively	93	91
Additional paid-in capital	7,596	7,375
Retained earnings	16,173	15,075
Total shareholders’ equity	23,862	22,541
	$65,787	$38,356

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

(unaudited)

	Six Months Ended
	June 30, 2019	July 1, 2018
Cash flows from operating activities:
Net income	$1,122	$2,390
Adjustments to reconcile net income to cash flows provided by operations:
Depreciation and amortization	779	702
Stock-based compensation	223	167
Net (gain) loss on disposal of property	(146)	29
Asset impairment and estimated lease termination charges (gain)	469	(268)
Bad debts recovery	(87)	(25)
Other non-cash items	124	(230)
Changes in operating assets and liabilities:
Accounts receivable, net	(422)	(298)
Other assets	(411)	716
Accounts payable	321	(851)
Accrued and other liabilities	481	(1,298)
Cash flows provided by operating activities	2,453	1,034

Cash flows from investing activities:
Proceeds from the sale of assets	6	1,187
Purchases of property, equipment and leasehold improvements	(1,242)	(290)
Payments for acquired restaurants	(4,265)	—
Advances on notes receivable	(150)	(648)
Payments received on note receivable	8	—
Cash flows (used for) provided by investing activities	(5,643)	249

Cash flows from financing activities:
Payments for debt issuance costs	(54)	—
Payments on long-term debt and financing lease obligations	(176)	(5,757)
Proceeds from sale of common stock, net of offering costs	—	5,132
Proceeds from exercise of stock options	—	494
Cash flows used for financing activities	(230)	(131)

(Decrease) increase in cash, cash equivalents and restricted cash	(3,420)	1,152
Cash, cash equivalents and restricted cash, beginning of period	12,440	10,426
Cash, cash equivalents and restricted cash, end of period	$9,020	$11,578

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
(dollars in thousands)	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net income	$1,040	$1,392	1,122	2,390
Asset impairment and estimated lease termination charges and other closing costs	97	216	504	112
Net gain on disposal of equipment	(140)	30	(146)	29
Stock-based compensation	140	120	223	167
Acquisition costs	357	—	521	—
Severance	—	36	3	36
Tax adjustment	(55)	(93)	(167)	(81)
Adjusted net income	$1,439	$1,701	$2,060	$2,653
Basic adjusted net income per common share	$0.16	$0.19	$0.23	$0.33
Diluted adjusted net income per common share	$0.16	$0.19	$0.22	$0.33

Weighted average common share outstanding - basic	9,093	8,809	9,089	8,108
Weighted average common share outstanding - diluted	9,278	8,835	9,191	8,131

Net income	$1,040	$1,392	$1,122	$2,390
Asset impairment and estimated lease termination charges and other closing costs	97	216	504	112
Depreciation and amortization	515	309	779	702
Interest expense, net	255	177	272	317
Net (gain) loss on disposal of equipment	(140)	30	(146)	29
Stock-based compensation	140	120	223	167
Acquisition costs	357	—	521	—
Severance	—	36	3	36
Provision for income taxes	182	420	199	741
Adjusted EBITDA	$2,446	$2,700	$3,477	$4,494